Exhibit 10.7

INFINITY PROPERTY & CASUALTY CORPORATION

2005 LONG-TERM INCENTIVE COMPENSATION PLAN (“PLAN”)

Objectives

•	To reward key employees of Infinity proportionately with the degree to which Infinity’s performance objectives are met

•	To attract, motivate and retain achievement-oriented employees by providing a capital accumulation opportunity tied to achievement of Infinity’s long-term performance objectives

•	To supplant incentive stock options as the predominant incentive and reward for long-term success of Infinity

GENERAL PLAN FEATURES

Participation in the Plan shall be through the award of Performance Units. The award of the Performance Units to executive officers of Infinity shall be determined by the Compensation Committee. Awards to all other employees shall be at the discretion of the Chief Executive Officer. In no event shall the aggregate number of Performance Units awarded under the Plan exceed 10.5 million without approval of the Compensation Committee.

General guidelines for the selection of participants will include, but not be limited to, the following:

(a)	Involvement and contribution of the individual in the planning, setting and accomplishment of the Company’s performance objectives.

(b)	Demonstrated ability of the individual to establish and/or effectively carry out plans to accomplish the Company’s performance objectives.

(c)	Demonstrated capability of the individual to make decisions and/or take actions to effectively accomplish the Company’s performance objectives.

Performance Units shall convert to cash after the end of the 3-year life of the Plan and shall be based on a pre-established valuation, calculation and payment schedule. The cash value of Performance Units will be based on the achievement of combined ratio and growth targets established by the Compensation Committee upon commencement of the Plan (see Schedule I).

In the event, as a result of changed circumstances or other factors, a Plan or previously awarded grants of Performance Units no longer reflects an appropriate relationship between performance and award, the Chief Executive Officer may make such changes or adjustments in the performance objectives or reward objectives as he may determine in his discretion; provided, however, that any changes or adjustments that may impact the level of performance required of, or rewards to, the executive officers of Infinity shall be at the sole discretion of the Compensation Committee.

COMMENCEMENT DATE, TERM AND RESULTS COVERED

The Plan will commence as of January 1, 2005 (“Commencement Date”) and terminate on December 31, 2007 (“Termination Date”). Measurement of performance under the plan shall be based on accident year data and computed on a statutory basis.

DEFINITIONS

Base Year Gross Written Premiums shall mean the gross written premiums of the Company for the year ended December 31, 2004.

Combined Ratio shall mean, for any period, the sum of the Company’s loss ratio, loss adjustment expense ratio and underwriting expense ratio for such period.

Cumulative Combined Ratio shall mean the Combined Ratio of the Company calculated from the Commencement Date to Termination Date.

Cumulative Gross Written Premiums shall mean the Gross Written Premiums of the Company calculated from the Commencement Date to the Termination Date.

Maximum Award Value shall mean, with respect to any participant in any Plan, a dollar amount equal to the number of Performance Units awarded to such participant under such Plan.

Maximum Plan Value shall mean a dollar amount equal to the total number of Performance Units awarded and outstanding under the Plan.

PLAN PAYOUTS

The amount of cash payouts under the Plan upon conversion of the Performance Units shall be determined under the LTIC Matrix set forth on Schedule I.

ELIGIBILITY FOR PLAN PAYOUTS

Except on the occasion of death, disability, eligible retirement or certain other limited instances, a participant shall only be entitled to pay-outs under the Plan if he or she is actively employed, full-time, with the Company as of the Termination Date.

VESTING & CONVERSIONS TO CASH

Except as otherwise provided herein, Performance Units issued under a particular Plan shall become vested (available for conversion to cash) as of the Termination Date and thereafter converted to cash as set forth herein.

No partial conversions are permitted; all Performance Units issued to a participant under a particular Plan must be converted to cash as of the date of the First Payment (defined below).

The Award Value of a participant’s Performance Units will be calculated within nine months following the Termination Date (the “First Calculation”). Award Value will be determined using calculations of Cumulative Combined Ratio and Cumulative Gross Written Premiums for the period from the Commencement Date to the Termination Date. As soon as practicable following the First Calculation, seventy-five percent of the amount so calculated will be paid in cash by the Company to the participant (the “First Payment”).

As soon as practicable following the first anniversary of the Termination Date, the amount of such participant’s Award Value will be recalculated using the then available accident year results for the same period as the First Calculation (the “Second Calculation”). As soon as practicable thereafter, the Company will pay to the Participant an amount equal to one hundred percent (100%) of the Second Calculation, less the amount of the First Payment (the “Second Payment”).

UNIT AWARDS

Each award of Performance Units under a Plan will be evidenced by a written document, executed by the Chief Executive Officer of the Company and delivered to the participant (each a “Grant Letter”), which shall include a copy of the Plan and specify the effective date of the grant, the number of Performance Units awarded, and be subject to, and incorporate by reference, the terms and conditions of the Plan (including the LTIC Matrix).

The Chief Executive Officer may, at his discretion, award Performance Units to employees after the Commencement Date in which case the Award Value shall be calculated on a pro-rata basis to reflect the actual time during which the employee participated under the Plan.

TERMINATION OF EMPLOYMENT

For purposes hereof, (i) unless otherwise determined by the Compensation Committee, a participant’s employment will be deemed to have terminated at such time as such participant is no longer a full-time employee of Infinity or any of its wholly-owned subsidiaries.

If a participant’s employment is terminated involuntarily without cause, including by reason of such participant’s death or disability, or eligible retirement (as hereinafter defined), then (i) if such termination occurs after June 30, 2005, the Award Value of a participant’s Performance Units shall be (i) calculated based on the performance of the Company as of the Plan year closest in number of days to the date of termination (“Early Termination Period”), and (ii) proportional to the Early Termination Period. By way of example, if a participant is involuntarily terminated, without cause, on September 1, 2005, and was awarded 30,000 Units, his or her Unit Award value would be a dollar amount equal to one-third of his award (10,000) multiplied by the applicable percentage based on the Company’s Combined Ratio and Gross Written Premiums for the year ended December 31, 2005. For purposes hereof, “disability” shall mean the failure of such participant to perform the material duties of such participant’s position on a full-time basis with his or her Company Employer for 180 consecutive days as a result of such participant’s incapacity due to physical or mental illness or injury. “Eligible retirement” means a voluntary termination of a participant’s employment at a time when such participant qualifies by reason of age or years of service for normal retirement benefits from the Company, whether or not the participant elects to accept such benefits at the time.

If a participant’s employment is terminated involuntarily for cause (as hereafter defined), or voluntarily (other than for eligible retirement) before the Termination Date, all rights of such participant under any Plan or grant or in and to any Performance Units will terminate automatically (and without any compensation therefor), and such participant will forfeit all such rights and all unpaid benefits thereunder, whether or not then payable. For purposes hereof, “cause” shall have the meaning given in any binding agreement governing the material terms of such participant’s employment with the Company or, in the absence of any such agreement or provision, shall mean conduct of the participant that is grounds for termination under the Company’s Employee Handbook or established Company guidelines or policies.

FEDERAL INCOME TAX CONSEQUENCES

The Plan hereunder is established with the intent of having any grant of Performance Units taxable to the participant for Federal income tax purposes only upon the participant’s receipt of payment upon the conversion of such Performance Units to cash. However, no IRS ruling will be requested by the Company as to the timing of the inclusion of the value of any Performance Units in the participant’s taxable income or as to any other possible Federal income tax consequences of the arrangement. Consequently, no assurances are or can be given by Company as to such consequences. In addition, the state or local tax consequences of the arrangement may or may not differ from the Federal treatment. For this reason, participants are urged to review the arrangement carefully and consult their tax advisers with regard to the Federal, state or local tax consequences in their individual circumstances.

OTHER GENERAL PROVISIONS

Notwithstanding anything to the contrary herein or in any Plan or grant hereunder, the Compensation Committee shall have final authority to decide all questions and make all determinations regarding the implementation, operation, and interpretation of the Plan, and the decisions of the Compensation Committee shall be conclusive and binding on the Company, the participants and any person claiming under or through any of them.

The Plan is an unfunded compensation plan for a select group of management or highly compensated employees. The Plan shall be administered, interpreted and construed to carry out such intention, and any provision of the Plan that cannot be so administered, interpreted and construed shall, to that extent, be disregarded.

No provision of the Plan, nor any aspect of its operation or administration, nor any document delivered or executed pursuant to or describing the Plan, shall limit or restrict in any way the right of the Company to terminate the employment of any employee at any time with or without cause, or shall be construed to impose upon the Company any liability not expressly and specifically assumed by the Company under the Plan, whether for any forfeiture of Performance Units or rights under Performance Units, or any loss of eligibility for the future grant of Performance Units, or otherwise, that may result if the employment of any employee should be so terminated.

No rights under any Plan, contingent or otherwise, shall be assignable, alienable or subject to any encumbrance, pledge or charge of any nature, or be subject to any lien or to attachment, levy or execution, and no such rights shall be transferable other than by designation of a beneficiary or by will or the laws of descent and distribution.

The Company may withhold any taxes that the Company determines are required to be withheld from amounts payable under any Plan under the applicable laws or other regulations of any governmental authority, whether Federal, state or local and whether domestic or foreign.